This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Review Notes linked to EURO STOXX 50[R] Index, due December 07, 2016
The notes are designed for investors who seek early exit prior to maturity at a premium if, (i) with respect to any Review Date (other than the final Review
Date), the closing level of the Euro Stoxx 50[R] Index on that Review Date is at or above the Call Level or (ii) with respect to the final Review Date, the
Ending Index Level is at or above the Call Level. If the notes are not automatically called and the Ending Index Level is less than the Initial Index
Level by more than 10%, investors will lose more than 10% of their investment and may lose all of their principal amount at maturity.
Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Index:                               Euro Stoxx 50[R] Index (Bloomber ticker: SX5E) (the 'Index')
Automatic Call                       If, (i) with respect to any Review Date (other than the final Review Date), the closing level of the Index on that Review
                                     Date is greater than or equal to the Call Level or, (ii) with respect to the final Review Date, the Ending Index Level is
                                     greater than or equal to the Call Level, the notes will be automatically called for a cash payment per note that will vary
                                     depending on the applicable Review Date and call premium and that will be payable on the applicable Call Settlement
                                     Date.
Call Level                           100% of the Initial Index Level
Contingent Buffer Amount             10%
Payment if Called                    For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated
                                     as follows:
                                     [] at least 12.00%* []$1,000 if automatically called on the first Review Date
                                     [] at least 18.00%* [] $1,000 if automatically called on the second Review Date
                                     [] at least 24.00%* [] $1,000 if automatically called on the final Review Date
                                     *The actual call premiums applicable to the first, second and final Review Dates will be provided in the pricing
                                     supplement, and will not be less than 12.00%, 18.00% and 24.00%, respectively.
Payment at Maturity:                 If the notes are not automatically called and the Ending Index Level is less than the Initial
 Index Level by up to 10%, you
                                     will be entitled to the full repayment of your principal at maturity.
                                     If the notes are not autocatically called and the Ending Index Level is less than the Initial
 Index Level by more than 10%,
                                     you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial
                                     Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated
                                     as follows:
                                                           $1,000 + ($1,000 [] Index Return)
                                     If the notes are not automatically called and the Ending Index Level is less than the Initial
 Index Level by more than 10%,
                                     you will lose more than 10% of your principal amount and may lose all of your principal amount at maturity.
Index Return:                        (Ending Index Level -- Initial Index Level)/(Initial Index Level)
Initial Index Level:                 The Index closing level on the Pricing Date
Ending Index Level:                  The arithmetic average of the Index closing levels on the Ending Averaging Dates
Ending Averaging Dates:              November 28, 2016, November 29, 2016, November 30, 2016, December 01, 2016, and December 02,
 2016 ('Final
                                     Ending Averaging Date')
Preliminary Term Sheet:              http ://www.sec.gov/Archives/edgar/data/19617/000089109214009040/e61713fwp.htm

 ---------------------------------------------------------------------------------------------------------------------------
Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value
of the notes when the terms are set.
------------------------------------

Hypothetical Return on a Note
                                                          Hypothetical Return on a Note
                                     If the Closing Level of the Index is greater than or equal to the If the Closing Level of the
 Index is greater than or equal to the
                                     Call Level on the First Review Date: The notes will be called     Call Level on the Second
 Review Date: The notes will be called
      Automatic Call                 and you will recieve (i) the principal amount plus (ii) the Call  and you will recieve (i) the principal amount plus (ii) the Call
                                     premium of 12.00%. If the Index Closing Level is less than the    premium of 18.00%. If the
 Index Closing Level is less than the
                                     Call Level, so to the next Review Date.                           Call Level, so to next Review
 Date.
                              The Ending Index Level is   The notes will be automatically called and you will recieve (i) the
                              greater than or equal to    principal amount plus (ii) the Call premium of 24.00%.
                              the Initial Index Level
   Final Ending Averaging
         Dates
The Ending Index Level is less     You
 will receive your principal without the
than the Initial Index Level by up   call
 premium.
  The Ending Index Level is    to 10%
   less than the Initial Index No call premium
   payment
    Level    The Ending Index Level is less  You
 lose 1% of your principal for every 1%
 than the Initial Index Level by       the
 Ending Index Level is lower than the
    more than 10%
 Initial Index Level.

For more information about the payments upon an Automatic Call or at maturity in different hypothetical scenarios, see "Hypothetical Payment upon Automatic
Call or at Maturity" below.

What Are the Payments on the Notes, Assuming a Range of Performances for the
Reference Stocks?
The following table assumes a hypothetical Initial Index Level of 3,200 and a hypothetical Call Level of 3,200 on each of the Review Dates. The table reflects that the call premiums used to calculate the call premium amount applicable to the first, second and final
Review Dates are 12.00%, 18.00% and 24.00%, respectively. There will be only one payment on the on the notes whether called or at maturity. An entry of
"N/A" indicates that the notes would not be called on the applicable Review
Date and no payment would be made on the applicable Call Settlement Date. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.

Risk Considerations
The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase and Co.
[] The appreciation potential of the notes is limited to the call premium, and you will not participate in any appreciation in the price of the Index.

[] JPMorgan Chase and Co.  and its affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours. []
JPMS's estimated value of the notes will be lower than the original issue price
(price to public) of the notes.
[] JPMS's estimated value does not represent the future values of the notes and may differ from others' estimates [] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[] The value of the notes as published by JPMS will likely be higher than
JPMS's then-current  estimated value of the notes for a limited time. []
Secondary market prices of the notes will be impacted by many economic and market factors.
[] No interest or dividend payments or voting rights.
[] Lack of liquidity - JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not [] No direct exposure to fluctuations in foreign exchange rates.
[] The averaging convention used to calculate the Ending Index Level could limit returns.
[] If the notes are called early, you may not be able to reinvest the proceeds at a comparable return for a similar level of risk.
[] You are exposed to the risks of non-U.  S.  issuers of equity securities.

 Hypothetical Payment upon Automatic Call or at Maturity

                         Index Level

Index Closing Level Appreciation/Depreciation at Review Total Return at First
Call Date Total Return at Second Call Date Ending
 Index Level Index Return Total Return at Maturity
                          Date

 ------------------ ------------ ------------------------
   5,760.000         80.00%         12.00%     18.00%     5,760.000
         80.00%      $1,240.000
   5,120.000         60.00%         12.00%     18.00%     5,120.000
         60.00%      $1,240.000
   4,480.000         40.00%         12.00%     18.00%     4,480.000
         40.00%      $1,240.000
   3,840.000         20.00%         12.00%     18.00%     3,840.000
         20.00%      $1,240.000
   3,520.000         10.00%         12.00%     18.00%     3,520.000
         10.00%      $1,240.000
 ------------------ ------------ ------------------------
   3,200.000         0.00%        12.00%       18.00%    3,200.000
         0.00%       $1,240.000
   3,040.000         -5.00%       N/A          N/A       3,040.000
        -5.00%     $1,000.000

        ------------ ------------------------
   2,880.000             -10.00%       N/A      N/A      2,880.000
         -10.00%        $1,000.000
   2,879.680             -10.01%       N/A      N/A      2,879.680
         -10.01%        $899.900
   1,600.000             -50.00%       N/A      N/A      1,600.000
         -50.00%        $500.000
   960.000               -70.00%       N/A      N/A       960.000
         -70.00%        $300.000
    0.000                -100.00%      N/A      N/A       0.000
        -100.00%         $0.000
------------------- ----------------------------------- -

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC ("JPMS") is a member of FINRA,
NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: December 02, 2014